EXHIBIT F-1

                          (Kent M. Ragsdale letterhead)



                                 January 2, 2002



Securities and Exchange Commission
450 5th Street, N.W.
Washington, D.C.  20549

      Re:  Alliant Energy Corporation, et al. (File No. 70-9837)

Ladies and Gentlemen:

         I am Managing Attorney of Alliant Energy Corporate Services, Inc., a service company subsidiary of Alliant Energy Corporation ("Alliant Energy"), a registered holding company under the Public Utility Holding Company Act of 1935, as amended (the "Act"). I am furnishing this opinion in connection with the filing of a certificate pursuant to Rule 24 ("Certificate") by Alliant Energy and its wholly-owned public utility subsidiary, Interstate Power and Light Company ("IP&L"), in the above-referenced proceeding in accordance with the order of the Commission dated October 24, 2001 (the "Order"), authorizing the merger of Interstate Power Corporation ("IPC") with and into IES Utilities Inc. ("IES") (the "Merger") and certain other related transactions, in connection with which IES's name was changed to IP&L.

         In connection with this opinion, I have reviewed the Application/Declaration on Form U-1 filed by Alliant Energy, IES and IPC in this proceeding and the Order, the agreement and plan of merger between IES and IPC, various state commission applications and orders, and such other exhibits, documents, agreements, instruments and/or other materials as I consider necessary or advisable in order to render the opinions set forth below.

         I am a member of the Bar of the State of Iowa and do not purport to be an expert on the laws of any other jurisdiction. The opinions set forth herein are limited solely to matters governed by the laws of the State of Iowa.

         Based upon and subject to the foregoing, I am of the opinion that:

         (a) all state laws applicable to the proposed transactions were complied with;

         (b) (i) IP&L is validly organized and duly existing, and (ii) the preferred stock of IP&L issued in the Merger was validly issued, fully paid and nonassessable, and the holders thereof are entitled to the rights and privileges appertaining thereto set forth in the amended and restated articles of incorporation of IP&L

         (c) IP&L legally acquired the assets and liabilities and succeeded to the business of IPC through the Merger; and

         (d) the consummation of the Merger and related transactions did not violate the legal rights of the holders of any securities issued by IP&L or IPC or any associate company thereof.

         I hereby consent to the use of this opinion in connection with the Certificate. This opinion is intended solely for the use of the Commission and may not be relied upon by any other person.


                                          Very truly yours,

                                          /s/ Kent M. Ragsdale
                                              ----------------
                                              Managing Attorney




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